RHI ENTERTAINMENT HOLDINGS II, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

DATED AS OF JUNE [   ], 2008

ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

RHI ENTERTAINMENT HOLDINGS II, LLC

This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of RHI Entertainment Holdings II, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of June [    ], 2008, by and among each of the parties hereto and amends and restates in full that certain Limited Liability Company Agreement of RHI Entertainment Holdings II, LLC, dated as of September 6, 2007.

RECITALS

A. WHEREAS, On September 6, 2007, RHI Entertainment, Inc. (“RHI Inc.”), a Delaware corporation, formed the Company. RHI Inc. became the sole Member and Manager of the Company.

B. WHEREAS, On June [    ], 2008, RHI Entertainment Holdings, LLC changed its name to KRH Investments LLC (“KRH”).

C. WHEREAS, The Company, RHI Inc. and KRH have entered into a Membership Unit Subscription Agreement, dated as of June [    ], 2008 (the “Subscription Agreement”), pursuant to which the Company has agreed to issue Membership Units to RHI Inc. in exchange for the proceeds received from RHI Inc.’s Initial Public Offering and to issue Membership Units to KRH in exchange for the contribution of its interests in RHI Entertainment LLC, a Delaware limited liability company.

D. WHEREAS, The respective board of directors of each of RHI Inc. and KRH have approved this Agreement.

NOW, THEREFORE, The Members hereby duly adopt this Agreement pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “LLC Act”), and hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

“Additional Contribution Amount” has the meaning set forth in Section 3.4(d).

“Additional Equity Issuance” means the issuance by RHI Inc. of any Equity Interests in RHI Inc.

“Adjusted Capital Account Balance” means, with respect to any Member, the balance in such Member’s Capital Account after giving effect to the following adjustments: (a) debit to such Capital Account of the items described in Section l.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations, and (b) credit to such Capital Account, such Member’s share of Company Minimum Gain or Member Non-recourse Debt Minimum Gain or of any amount which such Member would be required to restore under this Agreement or otherwise. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Section l.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person. Notwithstanding the foregoing, (i) no Member shall be deemed an Affiliate of the Company, (ii) the Company shall not be deemed an Affiliate of any Member, and (iii) no partner or member of KRH, or any of such partner or member’s Affiliates (other than KRH and its Subsidiaries) shall be deemed an Affiliate of any Member or the Company or of RHI Inc.

“Amendment No. 1 to the Credit Agreement” means Amendment No. 1, dated as of October 12, 2007, to the Credit Agreement.

“Amendment No. 2 to the Credit Agreement” means Amendment No. 2, dated as of May 29, 2008, to the Credit Agreement, or with Majority Member Vote, any other agreement that defines “Tax Distribution”.

“Agreement” has the meaning set forth in the preamble of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Annual Business Plan” means the annual business plan which sets out the strategy and action plans for the Company. This business plan may include any of the following: financial performance and forecasts, an outline of changes to be made to the Company, potential changes to the market, customers and competition, operating budgets, capital budgets, capital plan, objectives and goals for the year (including the planned production slate for the year), key performance indicators, issues or problems, any operational changes, and any changes to management and personnel.

“Applicable Tax Rate” means (i) 41% or (ii) if, in the good faith determination of the Manager, the highest combined federal, state and local marginal rate applicable to corporate or individual taxpayers residing in New York City, New York, taking into account the deductibility of state and local income taxes for federal income tax purposes is increased, such appropriate higher rate, as determined by the Manager.

“Approved Plan” means the Equity Incentive Plan in effect on the date of this Agreement.

“Available Cash” means, at any given time, the amount of cash available for distributions determined by the Manager at such time after taking into account amounts believed by the Manager to be required to pay the operating and capital requirements of the business, reserves of the business and after making adequate provision for Tax Distribution Amounts due or anticipated to become due.

“Beneficial Owner” or “beneficial owner” (including, with correlative meanings, the terms “beneficial ownership” and “beneficially owns”) has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have Beneficial Ownership of all Units or Shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or is exercisable only upon the occurrence of a subsequent condition; provided, further, that the provisions of Section 4.3 of this Agreement will also apply in calculating the beneficial ownership of Membership Units by KRH or a Permitted Transferee.

“Board” or “Board of Directors” means the board of directors of the Manager, or the equivalent governing body if the Manager does not have a board of directors.

“Business Day” means a day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(1) To each Member’s Capital Account there shall be added (a) such Member’s Capital Contributions, (b) such Member’s allocable share of Net Income and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 6 or other provisions of this Agreement and (c) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(2) From each Member’s Capital Account there shall be subtracted (a) the amount of (i) cash and (ii) the Gross Asset Value of any Company Assets (other than cash) distributed to such Member (other than any payment of principal and/or interest to such Member pursuant to the terms of a loan made by the Member to the Company) pursuant to any provision of this Agreement, (b) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 6 or other provisions of this Agreement and (c) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(3) In the event any Interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(4) In determining the amount of any liability for purposes of Paragraphs 1 and 2 of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code.

(5) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such sections of the Treasury Regulations. In the event that the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such sections of the Treasury Regulations, the Manager may make such modification; provided, however, that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article 7 hereof upon the dissolution of the Company. The Manager shall also make (a) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(2)(iv)(q) of the Treasury Regulations, and (b) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) or 1.704-2 of the Treasury Regulations.

“Capital Contribution” means the total amount of cash and the agreed fair market value (net of all liabilities secured by such assets that the Company is considered to assume or take subject to under Section 752 of the Code) of all other assets contributed to the Company by a Member.

“Cash Amount” means, with respect to any Membership Units subject to an Exchange pursuant to Article 9 hereof,, an amount of cash equal to the Deemed Partnership Interest Value attributable to such Membership Units.

“Cash Equivalents” means any of the following denominated in U.S. Dollars: (i) marketable direct obligations issued or unconditionally guaranteed by the government of the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from any of Standard & Poor’s Corporation or any successor rating agency (“S&P”) or Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”); (iii) commercial paper maturing not more than one year from the date of issuance thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s; (iv) time deposits, certificates of deposit or bankers’ acceptances, maturing not more than one year from the date of issuance thereof, of any commercial bank or trust company having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which has the highest rating obtainable from either S&P or Moody’s; or (v) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, in each case provided in clauses (i), (ii), (iii) and (iv) above, maturing within one year from the date of acquisition.

“Certificate” has the meaning set forth in Section 2.1(a) of this Agreement.

“Certificate of Incorporation” means that certain Amended and Restated Certificate of Incorporation of RHI Inc., dated as of June [    ], 2008.

“Change of Control” means the occurrence of any of the following events (whether or not approved by the Board of Directors of RHI Inc.):

(i) any Person or Group is or becomes the Beneficial Owner (other than a Permitted Holder), directly or indirectly, of RHI Inc.’s voting stock representing 50% or more of the total voting power of all outstanding voting stock of RHI Inc.;

(ii) RHI Inc. consolidates with, or merges with or into, another entity or Person, or RHI Inc. sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person or entity, other than any such transaction where immediately after such transaction the shareholders of the RHI Inc. immediately prior to such transaction, beneficially own or owns (as so determined), directly or indirectly, voting stock representing a majority of the total voting power of the outstanding voting stock of the surviving entity or transferee Person;

(iii) during any consecutive one-year period, the Continuing Directors cease for any reason to constitute a majority of the board of directors of RHI Inc.; or

(iv) the adoption of a plan of liquidation or dissolution of RHI Inc.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a specific provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Assets” means all interests in real and personal property owned by the Company from time to time (including the assets of all disregarded entities owned by the Company), and shall include both tangible and intangible property (including cash).

“Company Minimum Gain” has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations for the phrase “partnership minimum gain.”

“Confidential Information” has the meaning set forth in Section 10.3(a) of this Agreement.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who was (1) a member of such Board of Directors on the date of the completion of the Initial Public Offering, (ii) nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by the affirmative vote of, a majority of Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) nominated by KRH pursuant to the Director Designation Agreement.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting Equity Interests, as trustee or executor, by contract or otherwise.

“Credit Agreement” means the Credit, Security, Guaranty and Pledge Agreement, dated as of January 12, 2006, as amended and restated as of April 13, 2007 and as amended by Amendment No. 1 thereto, dated as of October 12, 2007, as further amended by Amendment No. 2 thereto, dated as of May 29, 2008, and as it may be thereafter amended, and, with Majority Member Vote, any replacement, additional or supplemental credit facility, loan agreement, indenture or debt obligation.

“Deemed Partnership Interest Value” means, as of any date, the Deemed Value of the Membership Interests multiplied by the applicable Percentage Interest.

“Deemed Value of the Membership Interests” means, as of any date, (i) the total number of outstanding Membership Units beneficially owned by the Manager as of the close of business on such date multiplied by the RHI Inc. Market Price determined as of such date of a Share, as adjusted for stock dividends and distributions, stock splits and subdivisions, reverse stock splits and combinations, distribution of warrants or options, distributions of evidences of indebtedness and investments (ii) divided by the Percentage Interest of the Manager.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“Dilutive Issuance” means any Additional Equity Issuance by RHI Inc. other than (i) an Additional Equity Issuance where the total cash consideration received per Share (or to be received) by RHI Inc. upon issuance of Shares in such Additional Equity Issuance (or upon conversion or exercise of securities, options, warrants or rights issued in such Additional Equity

Issuance) plus any applicable underwriters’ or brokers’ discount or commission is not less than the RHI Inc. Market Price as of a date not more than 5 trading days prior to the date of the Additional Equity Issuance, (ii) an underwritten offering not primarily directed to existing shareholders of RHI Inc. or their Affiliates where the price was determined by an investment banking firm of international repute, (iii) an Additional Equity Issuance resulting from the exercise or conversion of securities, options, warrants or rights where the issuance of such securities, options, warrants or rights constituted an earlier Additional Equity Issuance that was not a Dilutive Issuance, (iv) any Additional Equity Issuance approved by KRH, or (v) any Additional Equity Issuance pursuant to the Equity Incentive Plan.

“Director Designation Agreement” means the Director Designation Agreement, dated as of June [    ], 2008, by and between RHI Inc. and KRH, as the same may be amended, supplemented or otherwise modified from time to time.

“Discount” has the meaning set forth in Section 4.13.

“Economic Interest” means a Person’s right to share in the Net Income, Net Losses, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the Company or, except as specifically provided in this Agreement or required under the LLC Act, any right to information concerning the business and affairs of the Company.

“Equity Incentive Plan” means the RHI Inc. 2008 Equity Incentive Plan, as the same may be amended, supplemented, replaced, increased or otherwise modified from time to time.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited), limited liability company interests or equivalent ownership interests in or issued by, or interests, participations or other equivalents to share in the revenues or earnings of (except as provided in any service agreement that includes a revenue sharing component entered into in the ordinary course of business), such Person or securities convertible into, or exchangeable or exercisable for, such shares, interests, participations or other equivalents and options, warrants or other rights to acquire such shares, interests, participations or other equivalents; provided that discounts and rebates granted in the ordinary course of business shall not in any event constitute an Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Excess Non-recourse Liability” has the meaning set forth in Section 1.752-3(a)(3) of the Treasury Regulations

“Exchange” means the right to exchange Membership Units for Shares and/or cash pursuant to Article 9 hereof.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exchange Date” means the date on which an Exchange is effected.

“Exchange Right” has the meaning set forth in Section 9.1(a) of this Agreement.

“Exchanged Units” has the meaning set forth in Section 9.1(a) of this Agreement.

“Exchanging Member” has the meaning set forth in Section 9.1(a) of this Agreement.

“Exchange Date” has the meaning set forth in Section 9.1(a) of this Agreement.

“Exchange Notice” has the meaning set forth in Section 9.1(a) of this Agreement.

“Fiscal Period” means each fiscal quarter which shall consist of three Fiscal Months.

“Fiscal Year” means the fiscal year of the Company ending on December 31st of each year.

“GAAP” means generally accepted accounting principles in the United States in effect as of the relevant date on which GAAP is to be determined.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Asset Value” means, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except as follows:

(1) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Manager and the contributing Member.

(2) The Gross Asset Values of all Company Assets immediately prior to the occurrence of any event described in Subparagraphs (a), (b), (c) or (d) of this Paragraph (2) shall be adjusted to equal their respective gross fair market values, as determined by the Manager using such reasonable method of valuation as it may adopt:

(a) the acquisition of an additional Interest in the Company by a new or existing Member, if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

(b) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an Interest in the Company, if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

(c) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; and

(d) at such other times as the Manager shall reasonably determine necessary or advisable in order to comply with Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations.

(3) The Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Manager.

(4) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Paragraph (4) to the extent that the Manager reasonably determines that an adjustment pursuant to Paragraph (2) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Paragraph (4).

(5) If the Gross Asset Value of a Company Asset has been determined or adjusted pursuant to Paragraph (1), (2) or (4) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company Asset for purposes of computing Net Income and Net Losses.

“Group” has the meaning set forth in Section 13(d)(3) and Rule 13d-5 of the Exchange Act.

“Indebtedness” means, with respect to any Person, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments issued by such Person, (iii) all obligations of such Person to pay the deferred purchase price for property or services, except trade accounts payable arising in the ordinary course of business and consistent with past practice, (iv) all reimbursement obligations of such Person in respect of letters of credit or other similar instruments, (v) all Indebtedness of others secured by any lien, encumbrance or mortgage on any asset of such Person, and (vi) all Indebtedness of others guaranteed (whether by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain a minimum net worth, financial ratio or similar requirements, or otherwise) by such Person.

“Indemnitee” has the meaning set forth in Section 4.14(a) of this Agreement.

“Independent Directors” means any director of RHI Inc. that, if the RHI Inc. common stock is traded on the NASDAQ Global Market, satisfies the definition of an “independent director” set forth in the applicable rules in the Marketplace Rules of the NASDAQ Global Market, Inc., as such rules may be amended from time to time, or, if the RHI Inc. common stock is then traded on a different exchange, such term shall mean any director of RHI Inc. that satisfies the definition of independent director according to the rules of such exchange.

“Initial Public Offering” means the initial public offering of the Shares of common stock of RHI Inc. registered under the Securities Act of 1933, as amended.

“Intellectual Property” means all U.S., state and foreign intellectual property, including but not limited to all (i) (a) patents, inventions, discoveries, processes and designs; (b) copyrights and works of authorship in any media; (c) trademarks, service marks, trade names, trade dress and other source indicators and the goodwill of the business symbolized thereby; (d) software; and (e) trade secrets and other confidential or proprietary documents, ideas, plans and information; (ii) registrations, applications and recordings related thereto; (iii) rights to obtain renewals, extensions, continuations or similar legal protections related thereto; and (iv) rights to bring an action at law or in equity for the infringement or other impairment thereof

“Interest” means a limited liability company interest in the Company as provided in this Agreement and under the LLC Act and, in addition, any and all rights and benefits to which a Member is entitled under this Agreement, together with all obligations of such Person to comply with, and rights to benefit from, the terms and provisions of this Agreement.

“Joint Venture Agreements” means, collectively, this Agreement, the Registration Rights Agreement, the Director Designation Agreement, the Subscription Agreement and the Tax Receivable Agreement.

“Joint Venture Purposes” has the meaning set forth in Section 2.6(c) of this Agreement.

“KRH” means KRH Investments LLC (formerly RHI Entertainment Holdings, LLC), a Delaware limited liability company, and a non-managing member of the Company.

“KRH Approval” means the approval of KRH (which may be given or withheld in KRH’s sole discretion).

“KRH Approval Rights” has the meaning set forth in Section 4.3 of this Agreement.

“Liabilities” has the meaning set forth in Section 4.15(a) of this Agreement.

“Liquidator” has the meaning set forth in Section 7.2 of this Agreement.

“LLC Act” has the meaning set forth in the Recitals.

“Majority Member Vote” means the affirmative vote of the Members holding a majority of the Membership Units in the Company plus the affirmative vote of KRH (only if KRH does not hold the majority of Membership Units).

“Manager” has the meaning set forth in Section 4.1 of this Agreement.

“Member” means each Person that becomes a member, as contemplated in this Agreement, of the Company in accordance with the provisions of this Agreement and has not ceased to be a Member as provided in Section 3.1(d) of this Agreement, and each of such Member’s transferees, if applicable.

“Member Information” has the meaning set forth in Section 10.3(c) of this Agreement.

“Member Non-recourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Treasury Regulations for the phrase “partner nonrecourse debt.”

“Member Non-recourse Debt Minimum Gain” means an amount, with respect to each Member Non-recourse Debt, equal to the Company Minimum Gain that would result if such Member Non-recourse Debt were treated as a Non-recourse Debt, determined in accordance with Section 1.704-2(i) of the Treasury Regulations with respect to “partner minimum gain.”

“Membership Unit” means a Unit having the rights described in this Agreement.

“Membership Unit Purchase” has the meaning set forth in Section 3.4 of this Agreement.

“Net Income” or “Net Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(1) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(2) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(3) Gain or loss resulting from any disposition of Company Assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Assets differs from its Gross Asset Value;

(4) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;

(5) To the extent an adjustment to the adjusted tax basis of any asset included in Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Income and Net Losses;

(6) If the Gross Asset Value of any Company Asset is adjusted in accordance with Paragraph (2) or (3) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account in the Fiscal Year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Losses; and

(7) Notwithstanding any other provision of this definition, any items of Company income, gain, loss or deduction that are specially allocated pursuant to Article 6 hereof shall not be taken into account in computing Net Income or Net Losses. The amount of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Article 6 hereof shall be determined pursuant to rules analogous to those set forth in this definition.

“Nominating Committee” means the nominating committee of the Board or any committee of the Board authorized to perform the function of nominating directors for the Board of RHI Inc.

“Non-recourse Debt” means any Company liability to the extent that no Member or related person bears the economic risk of loss for such liability under Section 1.752-2 of the Treasury Regulations.

“Option Notice” has the meaning set forth in Section 9.1(b) of this Agreement.

“Options” means options, issued under the RHI Inc. 2008 Equity Incentive Plan, to acquire Shares or other equity equivalents of RHI Inc.

“Original Agreement” has the meaning set forth in the Recitals of this Agreement.

“Outside Counsel” means a law firm selected by the Manager and reasonably acceptable to KRH.

“Over-Allotment Option” has the meaning set forth in Section 3.4(b) of this Agreement.

“Percentage Interest” means, with respect to any Member at any time, the percentage represented by a fraction, the numerator of which is the number of Membership Units owned by such Member, and the denominator of which is the aggregate number of Membership Units then outstanding, as shall be adjusted in accordance with Sections 3.4(d), 3.5 and 9.1, and as otherwise provided in this Agreement.

“Permitted Transferee” means (i) in the case of any Member (other than RHI Inc.) and any Permitted Transferee of any Member (other than RHI Inc.), an Affiliate of such Member or Permitted Transferee, or (ii) in the case of KRH and any Permitted Transferee of KRH, a non-Affiliate of KRH or Permitted Transferee if more than 50% of the non-Affiliate’s general voting power is owned directly or indirectly through one or more entities that are the same entities that own 50% or more of the general voting power of the Ultimate Parent of KRH or if the Ultimate Parent of KRH, directly or indirectly through Subsidiaries, manages the affairs or investments of such non-Affiliate. RHI Inc. shall not have any Permitted Transferees.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Authority or other entity or organization of any nature whatsoever or any Group of two or more of the foregoing.

“Proprietary Information” means all Intellectual Property, including but not limited to information of a technological or business nature, whether written or oral and if written, however produced or reproduced, received by or otherwise disclosed to the receiving party from or by the disclosing party that is marked proprietary or confidential or bears a marking of like import, or that the disclosing party states is to be considered proprietary or confidential, or that a reasonable person would consider proprietary or confidential under the circumstances of its disclosure.

“Recapitalization” has the meaning set forth in Section 3.4(d).

“Registration Rights Agreement” means that certain registration rights agreement, dated as of June [   ], 2008, by and between KRH and RHI Inc.

“Regulatory Allocations” has the meaning set forth in Section 6.4(c) of this Agreement.

“Retraction Notice” has the meaning set forth in Section 9.1(b) of this Agreement.

“Regulation S-K” means Regulation S-K promulgated under the Exchange Act, as may be amended from time to time, and including any amendments or successor provisions.

“RHI Inc.” has the meaning set forth in the Recitals of this Agreement.

“RHI Inc. Market Price” means with respect to Shares, the per share closing price of the Shares on the applicable date (which shall be the trading day immediately prior to the Exchange Date with respect to an Exchange) on the national securities exchange or interdealer quotation system on which such Shares are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable date, then the Market Value shall mean the closing price of the Shares on the Business Day immediately preceding such date on the national securities exchange or interdealer quotation system on which such Shares are then traded or listed, as reported by the Wall Street Journal; provided further, that if the Shares are not then listed on a national securities exchange or interdealer quotation system, “RHI Inc. Market Value” shall mean the fair market value of the Shares, as determined by KRH in good faith.

“Section 704(c) Property” means any asset of the Company if the Carrying Value of such asset differs from its adjusted tax basis.

“Shares” means the shares of common stock, par value $ 0.01 per share, of RHI Inc.

“Subscription Agreement” has the meaning set forth in the Recitals of this Agreement.

“Subsidiary” means, with respect to any Person, (i) a corporation a majority of whose capital stock with the general voting power under ordinary circumstances to vote in the election of directors of such corporation (irrespective of whether or not, at the time, any other class or classes of securities shall have, or might have, voting power by reason of the happening of any contingency) is at the time beneficially owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including a joint venture, a general or limited partnership or a limited liability company, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, beneficially own at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing such functions) or act as a general partner or managing member of such other Person.

“Tax Distribution Amount” means, with respect to any period and with respect to any Member, the product of (i) the Applicable Tax Rate, times (ii) the estimated or actual taxable income of the Company, as determined for federal income tax purposes (and without regard for any adjustments pursuant to Section 754 of the Code), allocable to such Member pursuant to this Agreement for the period to which the Tax Distribution Amount relates, less prior losses of the Company, as determined for federal income tax purposes, allocable to such Member pursuant to this Agreement to the extent not previously taken into account in determining the Tax Distribution Amount of such Member and to the extent utilizable by the Members, as determined by the Manager and approved by KRH.

“Tax Matters Member” has the meaning set forth in Section 6.2 of this Agreement.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of June [   ], 2008, by and among the Company, RHI Inc., and KRH, as the same may be amended, supplemented or otherwise modified from time to time.

“Total Membership Units Outstanding Immediately Prior To Issuance” means, with respect to an Additional Equity Issuance, the total number of Membership Units outstanding immediately prior to the Additional Equity Issuance, without giving effect to any issuances or adjustments under Section 3.4(d) and without including any Membership Units that are issuable upon conversion or exercise of any securities, options, warrants or rights to acquire Membership Units.

“Trading Day” means a day on which the principal United States securities exchange on which RHI Inc. common stock is listed or admitted to trading, or the NASDAQ Global Market if RHI Inc. common stock is not listed or admitted to trading on any such securities exchange, as applicable, is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (including the terms “Transferred” and “Transferring”) means to sell, transfer, give, exchange, bequest, assign, pledge, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily (including upon the foreclosure under any pledge or hypothecation that results in a change of title), any Equity Interests in the Company.

“Transferring Member” has the meaning set forth in Section 8.1(a) of this Agreement.

“Treasury Regulations” means the federal income tax regulations, including any temporary regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any and all references herein to specific provisions of the Treasury Regulations shall be deemed to refer to any corresponding successor provisions.

“Ultimate Parent” means Kelso Interco VII, LLC, KEP VI AIV, LLC, any investment fund managed by Kelso & Company L.P. or any affiliate of Kelso & Company L.P. or any of their respective Subsidiaries or any successors thereto.

“Underwriters” means registered brokers and dealers that have entered into underwriting agreements with RHI Inc. and that subscribe for and purchase Units from RHI Inc., and “Underwriter” means any one of them.

“Underwriting Agreement” means that certain underwriting agreement, dated as of June [   ], 2008, by and between RHI Inc. and the underwriters for the Initial Public Offering.

“Unit” means a fractional share of the Interests of all Members issued in accordance with the terms of this Agreement. The number of Units outstanding and the holders thereof shall be set forth on Exhibit A, as such may be amended from time to time in accordance with this Agreement.

“Wholly Owned Subsidiary” of any Person means a Subsidiary which is 100% owned directly or indirectly by such Person.

1.2 Other Definitional Provisions; Interpretation

.

(a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular provision of this Agreement. Articles, section and subsection references are to this Agreement unless otherwise specified.

(b) The words “include” and “including” and words of similar import when used in this Agreement shall be deemed to be followed by the words “without limitation”.

(c) The titles and headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement.

(d) The meanings given to capitalized terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

ARTICLE 2

FORMATION

2.1 Formation; Qualification

(a) A Certificate of Formation of the Company (the “Certificate”) has been executed by an authorized person and was filed with the Secretary of State of the State of Delaware on September 6, 2007, to form on such date the Company as a limited liability company pursuant to the LLC Act. The rights, duties and liabilities of the Members shall be as provided in the LLC Act, except as otherwise provided in this Agreement.

(b) The Company shall be qualified or registered under foreign limited liability company statutes or assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company owns property or transacts business to the extent, in the judgment of the Manager such qualification or registration is necessary or advisable in order to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Manager shall, to the extent necessary in the judgment of the Manager, maintain the Company’s good standing in each such jurisdiction.

(c) The Manager and any Person to whom the Manager delegates authority under this Agreement shall be an “authorized person” within the meaning of § 18-204(a) of the LLC Act, and shall have the power and authority to execute, file and publish any certificates, notices, statements or other documents (and any amendments or restatements thereof) necessary to permit the Company to conduct business as a limited liability company in each jurisdiction where the Company elects to do business.

2.2 Name The name of the limited liability company formed by the filing of the Certificate is “RHI Entertainment Holdings II, LLC”. However, the business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Manager.

2.3      Term . The term of the Company has commenced as of the date of filing the Certificate and will continue in perpetuity; provided that the Company may be dissolved in accordance with the provisions of this Agreement or by the LLC Act.

2.4      Headquarters Office . The Company’s headquarters office shall initially be located in New York, New York. The Manager may determine to open, close or move any office at any time in its absolute discretion.

2.5      Registered Agent and Office . The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle. The name of the Company’s registered agent at such address is Corporation Service Company. The Manager may at any time designate another registered agent or registered office or both.

2.6      Purposes . The purpose of the Company is to:

(a) hold the 100% ownership interest in RHI Entertainment LLC;

(b) manage the business and operations of RHI Entertainment LLC and its Subsidiaries; and

(c) engage in all activities and transactions in connection with, in support of or furtherance of the foregoing purposes (collectively, the “Joint Venture Purposes”).

2.7 Powers The Company shall have the power and authority to take any and all actions necessary, appropriate, desirable, advisable, incidental or convenient to, or for the furtherance of, the Joint Venture Purposes, alone or with other Persons.

ARTICLE 3

MEMBERS AND INTERESTS

3.1 Members.

(a) Upon the execution of this Agreement, KRH shall be admitted to the Company as a Member in addition to RHI Inc. Following the Membership Unit Purchase, RHI Inc. and KRH shall be deemed to own the number of Membership Units specified in Exhibit A opposite each of their names. If the Over-Allotment Option is exercised, the number of Membership Units of RHI Inc. on Exhibit A shall be increased by the same number that is the number of Shares sold in the Over-Allotment Option.

(b) Exhibit A hereto contains the name, address, capital contributions, including the fair market value of all capital contributions and number of Membership Units owned by each Member as of the date hereof following the Membership Unit Purchase and, if exercised, the Over-Allotment Option. The Company shall revise Exhibit A (i) from time to time to reflect the issuance, conversion or Transfer of Units in accordance with the terms of this Agreement and other modifications to or changes in the information set forth therein, and (ii) in accordance with Sections 3.4(d), 3.5 and 9.1. Any amendment or revision to Exhibit A or to the Company’s records as contemplated by this Agreement to reflect information regarding Members or under Section 3.4(d), 3.5 or 9.1 shall be deemed to amend this Agreement, but shall not require the approval of the Manager or any Member.

(c) One or more additional Persons may be admitted as a Member of the Company only upon (i) an issuance of Units pursuant to Section 3.5 or a Transfer of Units pursuant to Article 8, and (ii) the execution and delivery by such Person of a counterpart to this Agreement or other written agreement, in a form satisfactory to the Manager, to be bound by all the terms and conditions of this Agreement. Upon such execution, the Company shall amend Exhibit A and shall amend this Agreement as the Manager may reasonably determine is necessary, to reflect the admission of such Person as a Member and such other information of such Person as indicated in Exhibit A. Unless admitted to the Company as a Member as provided in this Section 3.1 or Section 8.2, no Person is, or will be considered to be, a Member.

(d) Subject to the other provisions of this Section 3.1 and Section 8.2, each Person that holds one or more Units in compliance with the terms of this Agreement shall be a Member. A Member will cease to be a Member when such Person ceases to own any Units in the Company, in which case Exhibit A shall be amended to reflect that such Person is no longer a Member.

(e) Except as provided in the LLC Act, in no event shall any Member (or any former Member), by reason of its status as a Member (or former Member), have any liability for (i) the debts, duties or any other obligations of the Company, (ii) the repayment of any Capital Contribution of any other Member or (iii) any act or omission of any other Member.

(f) If KRH and one or more of its transferees (which have the rights and powers of KRH under Section 8.2(c)) hold Membership Units in the Company at the same time, KRH and such transferees shall designate one of them to act on behalf of all of them and vote all of their Membership Units with respect to any matter requiring approval of KRH.

3.2 Meeting of Members

(a) Annual Meeting. Subject to Section 3.2(g), an annual meeting of Members shall be held on such date and at such time as (i) shall be designated from time to time by the Manager, but no less often than once during each calendar year, and (ii) stated in the notice of the meeting, at which meeting the Members entitled to vote shall transact such business as may properly be brought before the meeting. At each annual meeting of the Members (i) the Manager shall discuss the matters and affairs of the Company, and (ii) the Members shall address such other matters as may be raised at the meeting by any Member or Manager.

(b) Special Meetings. A special meeting of Members, for any purpose or purposes, may be called by the Manager and shall be called by the Manager upon the receipt by the Manager of the written request of any other Member. Such request shall state the purpose or purposes of the proposed meeting.

(c) Place and Conduct of Meetings. Meetings of the Members shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Manager and stated in the notice of the meeting or in a duly executed waiver of notice thereof. All meetings shall be conducted by such Person as the Manager may appoint pursuant to such rules for the conduct of the meeting as the Manager or such other Person deems appropriate. Such meetings may be held in person, by teleconference or by any other reasonable means, in each case at the discretion of the Manager.

(d) Notice of Meetings. Written notice of an annual meeting or special meeting stating the place, date, and hour of the meeting and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than five calendar days nor more than 30 calendar days before the date of the meeting to each Member entitled to vote at such meeting, unless waived by each such Member.

(e) Quorum. The presence of both (a) the holders of a majority of all the Membership Units then issued and outstanding and entitled to vote thereat and (b) KRH, whether in person or represented by a valid written proxy, shall constitute a quorum at all meetings of the Members for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the Members, the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.

(f) Voting. Except as otherwise expressly provided for in this Agreement, all matters submitted to the vote of the Company shall be decided by a majority vote of the directors of RHI Inc. Such votes may be cast in person or by valid written proxy, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period.

(g) Action by Consent. Any consent required herein or action required to be taken at any annual or special meeting, or any action which may be taken at any annual or special meeting, may be taken without a meeting, without a vote, without prior written notice and with a consent or consents in writing signed by Members who are holders of Membership Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Membership Units entitled to vote thereon were present and voted. Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to those Members who are holders of Membership Units and who have not consented in writing; provided that the failure to give any such notice shall not affect the validity of the action taken by such written consent.

3.3 Certain Duties and Obligations of the Members . Except as otherwise provided in this Agreement, the Company shall not be classified as anything other than a partnership for income tax purposes and shall be a partnership only for income tax purposes and this Agreement shall not be deemed to create a partnership, joint venture, agency or other relationship among the Members creating fiduciary or quasi-fiduciary duties or similar duties and obligations or to subject the Members to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or their Affiliates for any other purposes. Except as otherwise provided in this Agreement, no Member shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Company, its properties or any other Member. No Member, in its capacity as a Member under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Member. The Company shall not be responsible or liable for any indebtedness or obligation of any Member, incurred either before or after the execution and delivery of this Agreement by such Member, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the LLC Act.

3.4 Units

(a) Membership Unit Purchase. In connection with the execution of this Agreement: (i) RHI Inc. is making its required Capital Contribution to the Company as set forth in the Subscription Agreement and, in exchange for RHI Inc.’s Capital Contribution, the Company is issuing a number of Membership Units to RHI Inc. equal to the number of Shares sold in the Initial Public Offering; and (ii) KRH is making its required Capital Contribution to the Company as set forth in the Subscription Agreement and, in exchange for KRH’s Capital Contribution, the Company is issuing a number of Membership Units to KRH as set forth in the prospectus for the Initial Public Offering (the Company’s issuance of Membership Units to RHI Inc, and KRH, collectively, the “Membership Unit Purchase”).

(b) Over-Allotment Option. Pursuant to the terms of the Subscription Agreement, the Company has agreed to sell to RHI Inc. a number of Membership Units equal to the number of Shares sold to the Underwriters pursuant to the Underwriters’ option to purchase additional Shares under the Underwriting Agreement (the “Over-Allotment Option”) in exchange for RHI Inc.’s contribution of the proceeds of such Over-Allotment Option.

(c) Membership Units. The Membership Units shall consist of equal whole, fractional units into which Interests in the Company shall be divided. The Membership Units shall be entitled to share in distributions and allocations as provided in Sections 5.4, 6.4 and 7.3, and as otherwise provided in this Agreement.

(d) Adjustments Upon RHI Inc. Issuing Additional Equity Interests. RHI Inc. agrees with the Company and each other Member that RHI Inc. will not make any Additional Equity Issuance unless either (x) KRH has consented to such issuance or (y) such issuance is in compliance with this paragraph (d) and the provisions of this Agreement are complied with, including without limitation, Sections 4.2(b) and 4.3(b) with respect to the issuance of additional Membership Units pursuant to clause (ii) below. If RHI Inc. makes any Additional Equity Issuance, then RHI Inc. and the Company shall undertake all actions with respect to the Membership Units, such additional Equity Interests, the Exchange Right, the other terms of this Agreement, the certificate of incorporation or the securities or instruments of RHI Inc. or as otherwise necessary (such actions collectively in response to an issuance of additional Equity Interests in RHI Inc., a “Recapitalization”), such that after giving effect to the Recapitalization, except with the consent of KRH:

(i) all of the proceeds of such Additional Equity Issuance shall be contributed to the Company (the “Additional Contribution Amount”);

(ii) subject to compliance with the other provisions of this Agreement with respect to the issuance of Membership Units (including, without limitation, Sections 4.2(b) and 4.3(b)), the Company shall issue to RHI Inc. (in consideration of the contribution, if any, set forth in clause (i)) Interests in the Company that are economically equivalent to the securities issued in the Additional Equity Issuance, as reasonably determined by the Manager (including, without limitation, as to priority in right to distributions or liquidations) but in no event shall RHI Inc. receive Membership Units pursuant to this Section 3.4 in exchange for an Additional Contribution Amount with a fair market value, as determined by the Manager and KRH in excess of such Additional Contribution Amount, after the application of Section 4.13; and

(e) Certificates; Transfer. Membership Units shall be evidenced by a certificate issued by the Company to the holder thereof and substantially in the form of Exhibit B attached hereto. Such certificates shall be entered in the books of the Company as they are issued, and shall be signed by a duly designated officer of the Company and may be sealed with the Company’s seal or a facsimile thereof. Upon any Transfer permitted under this Agreement (i) the Transferring Member shall surrender to the Company a certificate or certificates representing at least the number of Membership Units being Transferred, and (ii) the Company shall issue (x) to the transferee a certificate for the number of Membership Units Transferred, and (y) to the Transferring Member a certificate representing the remaining number of Membership Units equal to the difference (if any) between the number of Membership Units evidenced by the certificate or certificates surrendered pursuant to clause (i) and the number of Membership Units Transferred. No Transfer of Membership Units shall be valid as against the Company except upon surrender to and cancellation of the appropriate certificate or certificates, accompanied by an assignment or Transfer by the Member, subject to any restrictions on Transfer contained in this Agreement. The Company may issue a new certificate for Membership Units in place of any certificate or certificates previously issued by it, alleged to have been lost or destroyed, upon the making of an affidavit of that fact, and providing an indemnity in form and substance reasonably satisfactory to the Manager, by the Person claiming the certificate or certificates to be lost or destroyed.

3.5 Authorization and Issuance of Additional Units

(a) In General. The Company shall only be permitted to issue additional Units or other Equity Interests in the Company to the Persons and on the terms and conditions provided for in Section 3.4 and this Section 3.5. Subject to the provisions of this Agreement, approval of the Independent Directors of the Board is required before the Manager may cause the Company to issue additional Membership Units authorized under this Agreement at such times and upon such terms as the Manager shall determine. Subject to the approval of the Independent Directors of the Board, the Manager shall amend this Agreement as necessary in connection with the issuance of additional Membership Units and admission of additional Members under this Section 3.5.

(b) Equity Compensation Issued by the Company. Upon the exercise of options for Shares that the Company has issued or the vesting of shares for other types of equity compensation (such as issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), the Company will purchase from RHI Inc., at the RHI Inc. Market Price as of a date that is the trading day immediately preceding the date of such exercise or vesting, the number of Shares to be issued in connection with the exercise of such options or vesting of shares for other types of equity compensation. RHI Inc. will contribute to the Company all consideration received from the Company for such Shares and the Company will issue RHI Inc. such number of Membership Units in the Company equal to the number of Shares purchased by the Company.

3.6 Business Opportunities; Non-Competition. Except as provided in this Agreement and as may be otherwise provided in any written agreement with the Company to which a Member or its Affiliates is a party, each Member (other than RHI Inc.) and their Affiliates may have other business interests or may engage in other business ventures of any nature or description whatsoever regardless of whether they compete with the business and purpose of the Company set forth in Section 2.6.

ARTICLE 4

MANAGEMENT AND OPERATIONS

4.1 Manager. The Company shall be managed by one manager (the “Manager”) that initially shall be RHI Inc. The Manager may not be removed as a Manager except as provided in Section 4.7. Any Manager that is properly removed pursuant to Section 4.7 shall be replaced in the manner provided in Section 4.8.

4.2 Management Authority.

(a) Except as otherwise expressly provided for in this Agreement, the Manager shall have authority on behalf of the Company to make all decisions with respect to the Company’s day-to-day business affairs and decision-making of the Company without the approval of any non-managing Members. As such, RHI Inc., in its capacity as Manager and through its officers and Board of Directors, will be responsible for all operational and administrative decisions of the Company. In connection with the implementation, consummation or administration of any matter within the scope of the Manager’s authority, the Manager is authorized, without the approval of the other Members, to execute and deliver on behalf of the Company contracts, instruments, conveyances, checks, drafts and other documents of any kind or character to the extent the Manager deems it necessary or desirable. The Manager may delegate to officers, employees, agents or representatives of the Company or the Manager any or all of the foregoing powers by written authorization identifying specifically or generally the powers delegated or acts authorized.

(b) Supermajority Vote of Board of Directors for Certain Matters. So long as KRH beneficially owns at least 30% of the issued and outstanding Membership Units in the Company, approval of at least 75% of the Board of Directors of RHI Inc. then in office will be required before RHI Inc., in its capacity as Manager of the Company, may authorize the Company or any of its Subsidiaries to take any of the following actions:

(i)

except as provided in the Annual Business Plan, acquire, dispose, lease or license assets by the Company or any Subsidiary or enter into any contract or contracts to do the foregoing, in a single transaction or in two or more transactions (related or unrelated) in any consecutive twelve-month period with an aggregate value (as determined in good faith by the Board) exceeding 20% of the fair market value of the business of the Company and its Subsidiaries taken together and operating as a going concern (as determined in good faith by the Board);

(ii)	merge, reorganize, recapitalize, reclassify, consolidate, dissolve, liquidate or enter into a similar transaction;
(iii)

incur any funded indebtedness (including the refinancing of any funded indebtedness) or repay before due any funded indebtedness (other than a working capital revolving line of credit) with a fixed term in either case, in a single transaction or in two or more transactions (related or unrelated) in an aggregate amount in excess of $50.0 million per year;

(iv)

authorize, issue, grant or sell additional Membership Units in the Company (including, without limitation, pursuant to Section 3.4(d)(ii)) or rights with respect to Membership Units, other than under or pursuant to the Approved Plan;

(v)	enter into, modify or terminate certain contracts not in the ordinary course of business of the type specified in Item 601(b)(10)(i) of Regulation S-K;
(vi)

except as specifically set forth in this Agreement (including, without limitation, with respect to required tax distributions pursuant to Section 5.4 (a) (i)), declare, set aside or pay any redemption of, or dividends with respect to, membership interests, payable in cash, property or otherwise; and

(vii)	approve any actions relating to the Company that could reasonably be expected to have a material adverse tax effect on KRH.

4.3 Limitations on the Business of the Manager; Approval Rights of KRH.

(a) Except to the extent necessary with maintaining its status as not being an “investment company” within the meaning of the Investment Company Act of 1940 (based upon written advice to the Manager from Outside Counsel), the Manager shall not, without KRH Approval, directly or indirectly, enter into or conduct any business other than (i) in connection with the ownership, acquisition or disposition of Units as a Member, (ii) the management of the business of the Company as provided herein, (iii) RHI Inc.’s operation as a public reporting company with a class of securities registered under the Exchange Act, and (iv) such other activities that are in connection with or incidental to the foregoing or in connection with or in support of Joint Venture Purposes. For the purposes of clarification, the provision by the Manager of guarantees, credit support or entering into other obligations or agreements in support of obligations or operations of the Company or any Subsidiary of the Company shall be deemed for purposes of this Section 4.3 to be “in connection with or incidental” to the management of the business of the Company and “in connection with or in support of Joint Venture Purposes”.

(b) So long as KRH holds at least five percent of the Membership Units in the Company (such ownership threshold shall be calculated in accordance with Section 4.2(e)), the Manager shall not take, or cause the Company or any of its Subsidiaries to take, action with respect to the matters provided for in this Section 4.3(b) without KRH Approval (“KRH Approval Rights”) if (i) an individual designated by KRH pursuant to a Director Designation Agreement is not nominated or appointed to the board of directors of RHI Inc. under circumstances constituting a breach of the Director Designation Agreement, or (ii) such designee (or if the designee is not elected in circumstances under which KRH can designate a successor, such successor designee) is not elected to the board of directors of RHI Inc. after being designated in accordance with the Director Designation Agreement. Upon the occurrence of a condition giving rise to KRH Approval Rights, KRH Approval Rights shall continue until the earlier of (x) the date on which the conditions that gave rise to KRH Approval Rights no longer exist, or (y) the delivery of written notice waiving KRH Approval Rights by KRH. KRH may waive KRH Approval Rights with respect to a particular matter by delivering written notice to the Company and KRH. Any waiver by KRH of its KRH Approval Rights shall only serve as a waiver with respect to the specific conditions that gave rise to KRH Approval Rights being waived and shall not constitute a waiver with respect to any other rights under this Agreement and any KRH Approval Rights that KRH may have in the future as a result of the existence of a condition giving rise to KRH Approval Rights subsequent to such waiver. The matters provided for in this Section 4.3(b) are not intended to modify the Manager’s responsibilities for managing the day-to-day business and affairs of the Company. Subject to the foregoing and notwithstanding anything to the contrary in this Agreement, the Company shall not take, cause to be taken, or agree to take or authorize any of the following actions without KRH Approval:

(i) approving the Annual Business Plan or any amendment or modification of the Annual Business Plan for the Company and its Subsidiaries;

(ii) incurring indebtedness greater than $50.0 million in any one or series of transactions by the Company or its Subsidiaries or entering into or consummating any other financing transaction that is not previously approved and provided for in the Annual Business Plan;

(iii) entering into or consummating any agreements or arrangements involving annual payments by the Company or its Subsidiaries (including the fair market value of any barter) in excess of $1.0 million, except as provided for in the Annual Business Plan, or any material modification of any such agreements or arrangements;

(iv) greenlighting or authorizing production of any made-for-television movie, mini-series or series with an individual production cost greater than $2.0 million for any made-for-television movie, $8.0 million for any mini-series or $15.0 million for any episodic series , where either such production was not in the budget or where such production does not have at least 100% of the production costs covered by initial license sales at the time production begins, or the termination of any such production provided for in the Annual Business Plan;

(v) entering into or consummating any agreements or arrangements (including license fees) by the Company or its Subsidiaries involving total receipts (including the value of any barter) in excess of $5.0 million, or any material modification of any such agreements or arrangements;

(vi) declaring, setting aside or paying any redemption of, dividends on, or the making of any other distributions in respect of, any of its Membership Units or other equity interests in the Company, as the case may be, payable in cash, stock, property or otherwise, or any reorganization or recapitalization or split, combination or reclassification or similar transaction of any of its units, limited liability company interests or capital stock, as the case may be;

(vii) amending any provision of this Agreement to authorize, or to issue, any additional Membership Units (including, without limitation, pursuant to Section 3.4(d)(ii)) or classes or units or other equity interests and the designations, preferences and relative, participating or other rights, powers or duties thereof; provided, however, that KRH’s approval shall not be required in connection with: (1) the grant of options or restricted equity awards under any Approved Plan; (2) an amendment that increases the size of an Approved Plan of Membership Units or other equity interests available under such plan by no more than 10%; or (3) the issuance of Membership Units or other equity interests of the Company pursuant to convertible securities or option awards, either approved by KRH or issued prior to any approval rights set forth in this section;

(viii) hiring or terminating the employment of the chief executive officer, chief financial officer or any executive officer of the Company or its Subsidiaries or the entering into, amendment or termination of any employment, severance, change of control or other contract with any employee who has a written employment agreement with the Company or its Subsidiaries;

(ix) entering into any agreement with respect to or the taking of any material steps to facilitate a transaction that constitutes a Change of Control of the Company or a proposal for such a transaction;

(x) entering into any agreement, or the modification or termination of any agreement, by the Company or any of its Subsidiaries with, or for the benefit of, any shareholder of the managing member who beneficially owns five percent or more of the common stock of the managing member or any affiliate of such a shareholder;

(xi) changing the purpose of the Company, or the entering into of any materially different line of business or substantially changing the strategic business plan of the Company or its Subsidiaries, except as contemplated by the Annual Business Plan;

(xii) leasing (as lessor), licensing (as licensor) or other transfer of assets (including securities) or intellectual property by the Company or its Subsidiaries: (i) having a fair market value or for consideration exceeding $5.0 million, taken as a whole; or (ii) to which the revenue or the profits attributable exceed $5.0 million, taken as a whole, in any one transaction or series of related transactions, in each case, determined using the most recent quarterly consolidated financial statements of the Company;

(xiii) entering into any agreement with respect to or consummating any acquisition by the Company or its Subsidiaries of any business or assets having a fair market value in excess of $5.0 million taken as a whole, in any one transaction or series of related transactions, whether by purchase and sale, merger, consolidation, restructuring, recapitalization or otherwise;

(xiv) entering into, modifying or terminating any agreement for the Company or its Subsidiaries to provide any services to any person that requires capital expenditures or payments in excess of $1.0 million in the aggregate;

(xv) settling claims or suits in which the Company or its Subsidiaries is a party for an amount that exceeds the relevant provision in the budget by more than $1.0 million (including any related litigation expenses) or where equitable or injunctive relief is included as part of such settlement or entering into any consent decree or similar binding order with any governmental agency;

(xvi) dissolving of the Company or any of its Subsidiaries, adopting a plan of liquidation of the Company or any of its Subsidiaries or effecting any action by the Company or any of its Subsidiaries to commence any suit, case, proceeding or other action: (i) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to the Company or any of its Subsidiaries, or seeking to adjudicate the Company or any of its Subsidiaries as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment winding up, liquidation, dissolution, composition or other relief with respect to the Company or any of its Subsidiaries; or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for the Company or any of its Subsidiaries, or for all or any material portion of the assets of the Company or any of its Subsidiaries, or making a general assignment for the benefit of the creditors of the Company or any of its Subsidiaries; and

(xvii) approving any significant tax matter involving the Company or its Subsidiaries.

(c) Except for the matters expressly provided for in this Agreement, KRH Approval rights shall not affect the Manager’s right to conduct the Company’s business under this Agreement.

(d) RHI Inc. may not make any Additional Equity Issuance that is a Dilutive Issuance without a Majority Member Vote.

(e) For purposes of calculating the Beneficial Ownership of Membership Units by KRH with respect to the supermajority vote of the RHI Inc. Board under Section 4.2 and KRH’s approval rights enumerated under this Section 4.3, the following shall apply: (i) Shares held by KRH or a Permitted Transferee issued upon an Exchange of Membership Units will be counted, without duplication, as being Membership Units beneficially owned by KRH and as if the Membership Units had not been exchanged, so long as KRH or a Permitted Transferee continues to hold such Shares; (ii) Shares held by KRH or a Permitted Transferee issued as a stock dividend, stock split, recapitalization, anti-dilution adjustment or acquired through a rights offering to shareholders and/or Members, to the extent acquired in respect of Shares described in clause (i) above or this clause (ii) shall be counted, without duplication, as being Membership Units Beneficially Owned by KRH as if such Shares were received in an Exchange and KRH or the Permitted Transferee held the non-Exchanged Membership Units; and (iii) Membership Units Beneficially Owned by Permitted Transferees of KRH will be counted as being beneficially owned by KRH.

4.4 Duties. The Manager shall carry out its duties in good faith, in a manner that it believes to be in the best interests of the Company and each of its Members and shall act as a fiduciary to the other Members in respect of the Company’s business. The Manager shall devote such time to the business and affairs of the Company as it may determine, in its reasonable discretion, is necessary for the efficient carrying on of the Company’s business.

4.5 Reliance by Third Parties. No third party dealing with the Company shall be required to ascertain whether the Manager is acting in accordance with the provisions of this Agreement. All third parties may rely on a document executed by the Manager as binding the Company. The foregoing provisions shall not apply to third parties who are Affiliates of the Manager. If the Manager acts without authority it shall be liable to the Members for any damages arising out of its unauthorized actions.

4.6 Resignation. The Manager may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective.

4.7 Removal. The Manager may not be removed without the consent of the Manager.

4.8 Vacancies. If the Manager resigns or is removed in accordance with this Article 4, then the position of Manager shall be filled by Majority Member Vote.

4.9 Information Relating to the Company. In addition to the matters set forth in Section 6.8, upon request, the Manager shall supply to a Member (i) any information required to be available to the Members under the LLC Act, and (ii) any other information requested by such Member regarding the Company or its activities, provided that obtaining the information described in this clause (ii) is not unduly burdensome to the Manager. During ordinary business hours, each Member and its authorized representative shall have access to all books, records and materials in the Company’s offices regarding the Company or its activities.

4.10 Insurance. The Company shall maintain or cause to be maintained in force at all times, for the protection of the Company and the Members to the extent of their insurable interests, such insurance as the Manager believes is warranted for the operations being conducted.

4.11 Transactions Between Company and Manager. The Manager may cause the Company to contract and deal with any Affiliate of the Manager, provided such contracts and dealings are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by a Majority Member Vote. The Members hereby approve the Membership Unit Subscription Agreement, the Director Designation Agreement, the Registration Rights Agreement and the Tax Receivable Agreement.

4.12 Officers.

(a) The Manager may, from time to time, designate one or more Persons to fill one or more officer positions of the Company. Any officers so designated shall have such titles and authority and perform such duties as the Manager may, from time to time, delegate to them. If the title given to a particular officer is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer, or restrictions placed thereon, by the Manager. Each officer shall hold office until his or her successor is duly designated, until his or her death or until he or she resigns or is removed in the manner hereinafter provided. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers of the Company shall be fixed from time to time by the Manager.

(b) Any officer of the Company may resign at any time by giving written notice thereof to the Manager. Any officer may be removed, either with or without cause, by the Manager whenever in its judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Designation of an officer shall not, by itself, create contract rights.

4.13 Management Fee; Reimbursement of Expenses. The Manager shall not be entitled to compensation for performance of its duties hereunder unless such compensation has been approved by a Majority Member Vote. The Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including all expenses and costs associated with the Initial Public Offering. In the case of Shares sold to underwriters in connection with the Initial Public Offering (or any subsequent public offering) at a price lower than the price for which such Shares are sold in the Initial Public Offering (or such subsequent public offering), as applicable (such difference, the “Discount”), the Company shall reimburse the Manager for such Discount by treating such Discount as an Additional Contribution Amount made by the Manager to the Company and increasing the Manager’s Capital Account by such Discount.

4.14 Limitation of Liability; Exculpation.

(a) No Manager, Member or officer of the Company, nor any of their respective Subsidiaries or Affiliates (including any stockholder of RHI Inc. that would be deemed an Affiliate but for the exception set forth in the definition of Affiliate herein, or any of such stockholder’s Affiliates) nor any of their respective direct or indirect officers, directors, trustees, members, partners, equity holders, employees or agents, nor any of their heirs, executors, successors and assigns (individually, an “Indemnitee”), shall be liable to the Company or any Member for any act or omission by such Indemnitee in connection with the conduct of affairs of the Company or otherwise incurred in connection with the Company or this Agreement or the matters contemplated herein, in each case unless such act or omission was the result of gross negligence or willful misconduct or constitutes a breach of, or a failure to comply with, any agreement between (x) such Indemnitee and (y) the Company or its Subsidiaries and Affiliates (including, without limitation, this Agreement).

(b) Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement a Member (other than RHI Inc.) is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, such Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the other Members, or (ii) in its “good faith” or under another expressed standard, such Member shall act under such express standard and shall not be subject to any other or different standards.

(c) Any Manager, Member, Liquidator or officer of the Company may consult with legal counsel and accountants selected by it at its expense or with legal counsel and accountants for the Company at the Company’s expense. Each Manager, Member, Liquidator and officer of the Company shall be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports, or statements presented by another Manager, Member, Liquidator or officer, or employee of the Company, or committees of the Company, Manager or Members, or by any other Person (including, without limitation, legal counsel and public accountants) as to matters that the Manager, Member, Liquidator or officer reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Income or Net Losses of the Company, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to Members or creditors might properly be paid.

4.15 Indemnification.

(a) Indemnification Rights. The Company shall indemnify and hold harmless each Indemnitee from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements (whether on an individual or joint and several basis) and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitral or investigative, in which the Indemnitee was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of or in connection with the business of the Company, this Agreement, any Person’s status as a Manager, Member or officer of the Company or any action taken by any Manager, Member or officer of the Company or under this Agreement or otherwise on behalf of the Company (collectively, “Liabilities”), regardless of whether the Indemnitee continues to be a Manager, Member or officer of the Company, or an Affiliate, officer, director, employee, trustee, member or partner or agent of a Manager, Member or officer of the Company, to the fullest extent permitted by the LLC Act and all other applicable laws; provided that an Indemnitee shall be entitled to indemnification hereunder only to the extent that such Indemnitee’s conduct did not result from gross negligence or willful misconduct and, if the Indemnitee is or was the Manager, the conduct did not breach this Agreement. The termination of any proceeding by settlement, judgment, order, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such Indemnitee’s conduct resulted from gross negligence or willful misconduct.

(b) Expenses. Expenses incurred by an Indemnitee in defending against any Liability or potential Liability subject to this Section 4.15 shall, from time to time, be advanced by the Company prior to the final disposition of such Liability upon receipt by the Company of an undertaking reasonably acceptable in form and substance to the Manager by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in this Section 4.15.

(c) Indemnification Rights Non-Exclusive; Rights of Indemnified Parties. The indemnification provided by this Section 4.15 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, by a Majority Member Vote, as a matter of law or equity, or otherwise. Such indemnification shall continue with respect to an Indemnitee even though it has ceased to serve in any particular capacity and shall inure to the benefit of its heirs, executors, successors, assigns and other legal representatives.

(d) Assets of the Company. Any indemnification under this Section 4.15 shall be satisfied solely out of the assets of the Company, and no Member shall be subject to personal liability or required to fund or cause to be funded any obligation by reason of these indemnification provisions.

(e) Other Liability Insurance. The Company may purchase and maintain insurance, at the Company’s expense, on behalf of such Persons as the Manager shall reasonably determine, against any liability that may be asserted against, or any expense that may be incurred by, such Person in connection with the activities of the Company and its Subsidiaries or Affiliates regardless of whether the Company would have the obligation to indemnify such Person against such liability under the provisions of this Agreement.

4.16 Title to Assets. Unless specifically licensed or leased to the Company, title to the assets of the Company, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Members, individually or collectively, shall have any ownership interest in such assets (other than licensed or leased assets) or any portion thereof.

ARTICLE 5

CAPITAL CONTRIBUTIONS; DISTRIBUTIONS

5.1 Capital Contributions.

(a) KRH will make its required Capital Contributions to the Company as set forth in the Subscription Agreement and RHI Inc. will make its required Capital Contribution to the Company as set forth in the Subscription Agreement. Except as provided in Sections 3.4(d) and 3.5(b) or otherwise expressly provided for in this Agreement, no Member shall be required to make any other capital contribution to, or provide credit support for, the Company.

(b) Except as provided in Article 9 and Section 5.4 of this Agreement, no Member shall be entitled to withdraw, or demand the return of, any part its Capital Contributions or Capital Account. No Member shall be entitled to interest on or with respect to any Capital Contribution or Capital Account.

(c) Except as otherwise provided in this Agreement, no Person shall have any preemptive, preferential or similar right to subscribe for or to acquire any Units.

5.2 Loans from Members. Loans by Members to the Company shall not be considered contributions to the capital of the Company hereunder. If any Member shall advance funds to the Company in excess of the amounts required to be contributed to the capital of the Company, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member and shall be payable or collectible in accordance with the terms and conditions upon which advances are made; provided that the terms of any such loan shall not be less favorable to the Company, taken as a whole, than would be available to the Company from unrelated lenders and such loan shall be approved by the Manager (or a Majority Member Vote in the event the Manager is making the loan to the Company). Such Loans made by the Manager shall be unsecured and bear interest at the same rate as the lowest rate of the Company’s (or its Subsidiaries) revolving credit facilities.

5.3 Loans from Third Parties. The Company may incur Indebtedness, or enter into other similar credit, guarantee, financing or refinancing arrangements for any purpose with any Person upon such terms as the Manager determines appropriate; provided that the Company shall not incur any Indebtedness that is recourse to any Member, except to the extent otherwise agreed to in writing by the applicable Member in its sole discretion.

5.4 Distributions. All distributions made by the Company, if any, shall be made in accordance with this Section 5.4.

(a) Nonliquidating Distributions. The Manager will cause the Company to make distributions in the following manner:

(i) At least quarterly (and, in any event on or before the applicable quarterly federal filing date for estimated federal income taxes), the Company shall distribute, to the extent there is cash available, to the Members, pro rata in accordance with their Percentage Interests, an amount so that each Member receives at least its Tax Distribution Amount with respect to such quarter by wire transfer in immediately available funds; provided that if, in the event that the income tax liability of the Company (or any of its Members with respect to taxes attributable to the income of the Company) is increased pursuant to an audit or challenge by a taxing authority (including if a voluntary payment is made to limit the accrual of interest on audit issues) or the filing of an amended tax return, the Manager shall increase the Tax Distribution Amount, by an amount sufficient to satisfy for each Member such tax liability increase, for the quarter during which (a) a settlement with respect to such matters is entered into with the taxing authority, (b) a decision of a court having jurisdiction with respect to such matters becomes final, (c) the applicable Member(s) make a voluntary tax payment to such taxing authority or (d) the amended tax return is filed; provided, however, that so long as there are any amounts outstanding under the Credit Agreement, in the event that there is a conflict between the provisions of this

Section 5.4(a)(i) and the terms of the Credit Agreement with respect to the amount or the timing of the distributions required to be made under this Section 5.4(a)(i), the amount of the distribution required to be made under this Section 5.4(a)(i) shall be no greater than the maximum amount permitted as a “Tax Distribution” as defined in Amendment No. 2 to the Credit Agreement for the relevant period under the Credit Agreement and the timing of such payment shall be as set forth in Amendment No. 2 to the Credit Agreement. For the avoidance of doubt, all distributions made pursuant to this Section 5.4(a) shall be made pro rata in accordance with Percentage Interests.

(ii) The Manager, in its sole discretion, from time to time, may (but shall not be required to) declare and make additional distributions of Available Cash among all the Members, pro rata in accordance with their Percentage Interests.

(b) Liquidating Distributions. All distributions made in connection with the sale, exchange or other disposition of all or substantially all of the Company’s assets, or with respect to the winding up and liquidation of the Company, shall be made among the Members as provided in Article 7 hereof.

(c) Sole Discretion of the Manager. Except as specified in Sections 4.3, 5.4(a), 5.4(b) or 7.3, (i) the Company shall have no obligation to distribute any cash or other property of the Company to the Members, (ii) the Manager shall have sole discretion in determining whether to distribute any cash or other property of the Company, when available, and in determining the timing, kind and amount of any and all distributions, and (iii) no Member is entitled to receive any distribution unless and until declared by the Manager.

(d) Distributions in Kind. No Member has any right to demand or receive property other than cash. However, the Manager may, in its sole discretion, elect to make distributions, entirely or in part, in property of the Company other than cash. Property distributed in kind shall be deemed to have been sold for their valuation determined in accordance with Section 5.5.

(e) Limitations on Distributions. Notwithstanding anything in this Agreement to the contrary, no distribution shall be made in violation of the LLC Act.

(f) Exculpation. The Members hereby consent and agree that, except as expressly provided herein or required by applicable law and except for distributions not made in compliance with this Agreement, no Member shall have an obligation to return cash or other property paid or distributed to such Member by the Company, whether such obligation would have arisen under § 18-502(b) of the LLC Act or otherwise.

(g) Manager to Cause Funds to be Available for Tax Distribution. The Manager shall use its best efforts to operate the business and affairs of the Company and its Subsidiaries in such manner as to cause the Company to have available the funds necessary to make the distributions under Section 5.4(a)(i) in the amounts and at the times required under Section 5.4(a)(i), subject, however, in all cases, to compliance with the terms of the Credit Agreement and other third party contractual obligations.

5.5 Valuation. All valuation determinations to be made under this Agreement (unless otherwise expressly provided for in this Agreement, including without limitation, in the definitions of “Deemed Partnership Interest Value” or “Deemed Value of the Membership Interests”) shall be made pursuant to the terms of this Section, which determinations shall be conclusive and binding on the Company, all Members, former Members, their successors, assigns, legal representatives and any other Person, except for computational errors or fraud, and to the fullest extent permitted by law, no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto except for computational errors or fraud. Valuations shall be determined by a reasonable method of valuation determined by the Manager, which may include an independent appraisal, a reasonable estimate by the Manager or some other reasonable method of valuation; and provided, further, that with respect to any valuation of the Company, RHI Inc. or any Subsidiary thereof, that such valuation shall be based upon (i) to the extent applicable, the RHI Market Price if the Shares are publicly traded, and (ii) no discount shall be taken in respect of a minority interest or due to the illiquidity of any Membership Unit. Distributions of property in kind shall be valued at fair market value; provided that any valuation under this Section shall be determined by an independent appraiser selected by the Manager if so requested by KRH.

ARTICLE 6

BOOKS AND RECORDS; TAX; CAPITAL ACCOUNTS; ALLOCATIONS

6.1 General Accounting Matters.

(a) Allocations of Net Income or Net Losses pursuant to Section 6.4 shall be made at the end of each Fiscal Period, at such times as the Carrying Value of Company assets is adjusted pursuant to the definition thereof and at such other times as required by this Agreement.

(b) Each Member shall be supplied with the information of the Company necessary to enable such Member to prepare in a timely manner (and in any event within 120 days after the end of the Company Fiscal Year) its federal, state and local income tax returns and such other financial or other statements and reports that the Manager deems appropriate.

(c) The Manager shall keep or cause to be kept books and records pertaining to the Company’s business showing all of its assets and liabilities, receipts and disbursements, Net Income and Net Losses, Members’ Capital Accounts and all transactions entered into by the Company. Such books and records of the Company shall be kept at the office of the Company and the Members and their representatives shall at all reasonable times have free access thereto for the purpose of inspecting or copying the same.

(d) The Company’s books of account shall be kept on an accrual basis or as otherwise provided by the Manager and otherwise in accordance with GAAP, except that for income tax purposes such books shall be kept in accordance with applicable tax accounting principles.

(e) The Company shall, and shall cause each of its Subsidiaries to, (i) maintain accurate books and records reflecting its assets and liabilities and maintain proper and adequate “internal control over financial reporting” (as such term is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act, and as such rules may be amended and supplemented from time to time); and (ii) deliver to any Member, immediately upon request, certifications and statements with respect to the Company and its Subsidiaries satisfying the requirements of Rule 13a-l4(a) or 15d-14(a) under the Exchange Act, and 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002).

(f) Subject to the confidentiality provisions of this Agreement, the Company will permit representatives of a Member and its Affiliates, at their expense, to obtain all books and accounts, documents and other information in the possession of the Company and its Subsidiaries, if any, as may reasonably be requested in order to enable such Member to monitor its investment in the Company and to exercise its rights under this Agreement and, to the extent applicable, to provide such other access and information as may be reasonably required to enable such Member to account for the investment in the Company and otherwise comply with the requirements of applicable laws, generally accepted accounting principles and requirements of any Governmental Authority.

6.2 Certain Tax Matters. The “tax matters partner” for purposes of Section 6231(a)(7) of the Code shall be RHI Inc. (the “Tax Matters Member”). The Tax Matters Member shall have all the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code with respect to the Company. The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as such by giving notice thereof within ten days after becoming aware thereof and, within such time, shall forward to each other Member copies of all significant written communications it may receive in such capacity. KRH shall be entitled to participate in any tax proceeding relating to the Company and the Tax Matters Member shall not settle any such proceeding without KRH’s consent not to be unreasonably withheld. This provision is not intended to authorize the Tax Matters Member to take any action left to the determination of an individual Member under Sections 6222 through 6231 of the Code.

6.3 Allocations.

(a) General. Except as provided in Section 6.3(b) and as otherwise provided in this Agreement, Net Income and Net Losses, and, to the extent necessary, individual items of Company income, gain, loss and deduction, shall be allocated to the Members in such amounts, to the maximum extent possible, to make the Adjusted Capital Account Balances of the Members (after the application of this Section 6.3(a)) to be in proportion to the Members’ Percentage Interests.

(b) Special Allocations.

(i) Qualified Income Offset. If any Member receives an unexpected adjustment, allocation, or distribution described in Sections l.704-l(b)(2)(ii)(d)(4-6) of the Treasury Regulations in any Fiscal Year or other period which would cause such Member to have a deficit Adjusted Capital Account Balance as of the end of such Fiscal Year or other period, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) shall be specifically allocated to such

Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit in such Member’s Adjusted Capital Account Balance as quickly as possible. This Section 6.3(b)(i) is intended to comply with the qualified income offset provision in Section l.704-l(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

(ii) Gross Income Allocation. If any Member would otherwise have a deficit Adjusted Capital Account Balance as of the last day of any Fiscal Year or other period, individual items of income and gain of the Company shall be specifically allocated to such Member (in the manner specified in Section 6.3(b)(i)) so as to eliminate such deficit as quickly as possible.

(iii) Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g)(2) of the Treasury Regulations. This Section 6.3(b)(iii) is intended to comply with the minimum gain chargeback requirement of Sections 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(iv) Member Non-recourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Non-recourse Debt Minimum Gain during a Fiscal Year or other period, then each Member shall be allocated items of Company gross income or gain equal to such Member’s share of such net decrease, except to the extent such allocation would not be required under Sections l.704-2(i)(4) or 1.704-2(j)(2) of the Treasury Regulations. The amounts referred to in this Section 6.43(b)(iv) and the items to be so allocated shall be determined in accordance with Section 1.704-2 of the Treasury Regulations. This Section 6.3(b)(iv) is intended to comply with the minimum gain chargeback requirement contained in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

(v) Limitations on Net Loss Allocations. With respect to any Member, notwithstanding the provisions of Section 6.4(a), the amount of Net Losses for any Fiscal Year or other period that would otherwise be allocated to a Member under Section 6.4(a) shall not cause or increase a deficit Adjusted Capital Account Balance. Any Net Losses in excess of the limitation set forth in this Section 6.3(b)(v) shall be allocated among the Members, pro rata, to the extent each, respectively, is liable or exposed with respect to any debt or other obligations of the Company.

(vi) Member Non-recourse Deductions. Member nonrecourse deductions (as described in Section 1.704-2(i) of the Treasury Regulations) for any Fiscal Year or other period shall be specifically allocated to the Members who bear the economic risk of loss with respect to Member Non-recourse Debt to which such partner nonrecourse deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

(vii) Non-recourse Deductions. Non-recourse deductions (as described in Section 1.704-2(b) of the Treasury Regulations) for any Fiscal Year or other period shall be allocated to the Members in accordance with their relative Percentage Interests.

(viii) Excess Non-recourse Liabilities. If the built-in gain in Company assets subject to Non-recourse Debts exceeds the gain described in Section 1.752-3(a)(2) of the Treasury Regulations, the Excess Non-recourse Liabilities shall be allocated (i) first, to KRH up to the amount of built-in gain that is allocable to KRH on Section 704(c) Property, other than built-in gain already taken into account under Sections 1.752-3(a)(1) and (2), (ii) second, among the Members other than KRH up the amount of built in gain that is allocable to such other Members on Section 704(c) Property, other than built-in gain already taken into account under Sections 1.752-3(a)(1) and (2) and (iii) last, any remaining Excess Non-recourse Liabilities shall be allocated among the Members in accordance with their relative Percentage Interests.

(ix) Ordering Rules. Anything contained in this Agreement to the contrary notwithstanding, allocations for any Fiscal Period or other period of nonrecourse deductions (as described in Section 1.704-2(b) of the Treasury Regulations) or partner nonrecourse deductions (as described in Section 1.704-2(i) of the Treasury Regulations), or of items required to be allocated pursuant to the minimum gain chargeback requirements contained in Sections 6.3(b)(iii) and 6.3(b)(iv), shall be made before any other allocations hereunder.

(c) Curative Provisions. The allocations set forth in Sections 6.3(b)(i)-(viii) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Net Income and Net Losses or make Company contributions. Accordingly, notwithstanding the other provisions of this Agreement, but subject to the Regulatory Allocations, Members shall reallocate items of income, gain, deductions and loss among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Net Income and Net Losses (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Net Income and Net Losses (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Fiscal Year or other period there is a decrease in Company Minimum Gain, or in Member Non-recourse Debt Minimum Gain, and application of the minimum gain chargeback requirements set forth in this Section 6.4 would cause a distortion in the economic arrangement among the Members, the Members may, if they do not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirements.

6.4 Allocations of Net Income and Net Losses for Federal Income Tax Purposes. The Company’s ordinary income and losses and capital gains and losses as determined for federal income tax purposes (and each item of income, gain, loss or deduction entering into the computation thereof) shall be allocated to the Members in the same proportions as the corresponding “book” items are allocated pursuant to Section 6.4 of this Agreement. Notwithstanding the foregoing sentence, federal income tax items relating to any Section 704(c) Property shall be allocated among the Members in accordance with Section 704(c) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to take into account the difference between the fair market value and the tax basis of such Section 704(c) Property using any method approved by the Manager and prescribed under Treasury Regulations corresponding to Section 704(c) of the Code. Items described in this Section 6.4 shall neither be credited nor charged to the Members’ Capital Accounts.

6.5 Elections. Except as otherwise expressly provided herein, all elections required or permitted to be made by the Company under the Code or other applicable tax law, and all decisions with respect to the calculation of its taxable income or tax loss under the Code or other applicable tax law, shall be made in such manner as may be reasonably determined by the Manager; provided that the Company shall make the election to amortize organizational expenses pursuant to Section 709 of the Code and the regulations promulgated thereunder provided, further, that the Company shall not file any election pursuant to Section 301.7701-3(c) of the Treasury Regulations to be treated as an entity other than a partnership.

6.6 Tax Year. The taxable year of the Company shall be the same as its Fiscal Year.

6.7 Withholding Requirements. Notwithstanding any provision herein to the contrary, the Manager is authorized to take any and all actions that it determines to be necessary or appropriate to ensure that the Company satisfies any and all withholding and tax payment obligations under Sections 1441, 1445, 1446 or any other provision of the Code or other applicable law. Without limiting the generality of the foregoing, the Manager may withhold from distributions the amount that it determines is required to be withheld from the amount otherwise distributable to any Member pursuant to Article 5; provided, however, that such amount shall be deemed to have been distributed to such Member for purposes of applying Article 5 and this Article 6. The Manager will not withhold any amounts from cash or other property distributable to any Member to satisfy any withholding and tax payment obligations to the extent that such Member demonstrates to the Manager’s satisfaction that such Member is not subject to such withholding and tax payment obligation. In the event that the Manager withholds or pays tax in respect of any Member for any period in excess of the amount of cash or other property otherwise distributable to such Member for such period (or there is a determination by any taxing authority that the Company should have withheld or paid any tax for any period in excess of the tax, if any, that it actually withheld or paid for such period), such excess amount (or such additional amount) shall be treated as a recourse loan to such Member that shall bear interest at the rate of ten percent per annum and be payable on demand.

6.8 Reports to Members.

(a) If requested by KRH, the books of account and records of the Company shall be audited as of the end of each Fiscal Year by the Company’s independent public accountants.

(b) Within 45 calendar days after the end of each Fiscal Period of each Fiscal Year of the Company (or if the Company or the Manager files reports under the Exchange Act, such earlier date as the quarterly report for such Fiscal Period would be due under the Exchange Act), the Company shall send to each Person who was a Member during such period an unaudited report setting forth the following as of the end of such Fiscal Period:

(i) unless such Fiscal Period is the last Fiscal Period of the Fiscal Year, an unaudited balance sheet as of the end of such period;

(ii) unless such Fiscal Period is the last Fiscal Period of the Fiscal Year, an unaudited income statement of the Company for such period;

(iii) a statement of each Member’s Capital Account;

(iv) a summary of the Company’s activities during such period; and

(v) a cash flow statement.

(c) Within 100 calendar days after the end of each Fiscal Year of the Company (or the next Business Day if the 100th calendar day is not a Business Day), the Company shall send to each Person who was a Member during such period an audited report setting forth the following as of the end of such Fiscal Year:

(i) an audited balance sheet as of the end of such Fiscal Year;

(ii) an audited income statement of the Company for such Fiscal Year;

(iii) a statement of each Member’s Capital Account; and

(iv) a cash flow statement.

(d) The Company shall provide each Member with monthly reports containing the monthly information that is provided to senior management.

(e) With reasonable promptness, the Manager will deliver such other information available to the Manager, including financial statements and computations, as any Member may from time to time reasonably request in order to comply with regulatory requirements, including reporting requirements, to which such Member is subject.

6.9 Auditors. The auditors of the Company shall be KPMG LLP, unless otherwise determined by the audit committee of the Board of Directors of the Manager.

6.10 Transfers During Year. In order to avoid an interim closing of the Company’s books, the allocation of Net Income and Net Losses under this Article 6 between a Member who Transfers part or all of its Interest in the Company during the Company’s Fiscal Year and such Member’s transferee, or to a Member whose Percentage Interest varies during the course of the Company’s Fiscal Year, may be determined pursuant to any method chosen by the Manager.

6.11 Code Section 754 Election. The Company shall make the election provided for under Code Section 754 for the first Fiscal Year during which there is an Exchange pursuant to Section 9.1 or earlier, if determined to be in the best interest of the Company and its Members by RHI Inc. and such election shall not be revoked.

ARTICLE 7

DISSOLUTION

7.1 Dissolution.

(a) The Company shall be dissolved and subsequently terminated upon the occurrence of the first of the following events:

(i) the unanimous decision of the Members that then hold Membership Units to dissolve the Company;

(ii) the entry of a decree of judicial dissolution of the Company pursuant to § 18-802 of the LLC Act; or

(iii) the termination of the legal existence of the last remaining Member or the occurrence of any other event that causes the last remaining Member to cease to be a Member of the Company, unless the Company is continued without dissolution pursuant to Section 7.1(b).

(b) Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company (other than upon continuation of the Company without dissolution upon an assignment by the Member of all of its Interest in the Company and the admission of the transferee as a Member pursuant to Section 8.2), to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(c) Notwithstanding any other provision of this Agreement, the bankruptcy (as defined in §§ 18-101(1) and 18-304 of the LLC Act) of a Member shall not cause the Member to cease to be a Member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

7.2 Winding-Up. When the Company is dissolved, the business and property of the Company shall be wound up in an orderly manner by the Manager or by a liquidating trustee as may be appointed by the Manager (the Manager or such liquidating trustee, as the case may be, the “Liquidator”). If the Members are unable to agree with respect to the distribution of any Company assets, then the Liquidator shall use its reasonable best efforts to reduce to cash and Cash Equivalents such assets of the Company as the Liquidator shall deem it advisable to sell, subject to obtaining fair market value for such assets and any tax or other legal considerations. No Member shall take any action (with respect to the Company) that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs.

7.3 Final Distribution.

(a) As soon as reasonable following the event that caused the dissolution of the Company, the assets of the Company shall be applied in the following manner and order:

(i) to pay the expenses of the winding-up, liquidation and dissolution of the Company;

(ii) to pay all creditors of the Company, other than the Members, either by actual payment or by making a reasonable provision therefor, in the manner, and in the order of priority set forth in § 18-804 of the LLC Act;

(iii) to pay, in accordance with the provisions of this Agreement, on a pro rata basis, the debts payable to all creditors of the Company that are Members, either by actual payment or by making a reasonable provision therefor; and

(iv) to distribute the remaining assets to the Members in proportion to the positive balances in the Members’ respective Capital Accounts, determined after taking into account all Capital Account adjustments for the Company taxable year during which such dissolution occurs (other than those made as a result of the distributions set forth in this Section 7.3(a)(iii)), by the end of the taxable year in which such dissolution occurs or, if later, within 90 days after the date of the dissolution.

(b) If any Member has a deficit balance in its Capital Account in excess of any unpaid Capital Contributions (if any), such Member shall have no obligation to make any Capital Contribution to the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

(c) Each Member shall look solely to the assets of the Company for the amounts distributable to it hereunder and shall have no right or power to demand or receive property therefor from any other Member.

(d) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement, and (ii) the Certificate shall have been canceled in the manner required by the LLC Act.

ARTICLE 8

TRANSFER; SUBSTITUTION; ADJUSTMENTS

8.1 Restrictions on Transfer.

(a) Notwithstanding anything to the contrary herein contained, each Member may, subject to Section 8.1(b), Transfer any or all of its Membership Units; provided, however, that: (i) RHI Inc. shall not have the right to transfer any of its Membership Units; (ii) any transferee of Membership Units must assume, by operation of law or written agreement, all of the obligations of the transferring Member with respect to the transferred Membership Units, even if the transferee is not admitted as a Member of the Company; and (iii) with respect to a transfer of Membership Units by KRH, such transferee shall not have the rights and powers of KRH to designate nominees to Manager’s Board of Directors (pursuant to the Director Designation Agreement), unless the transferee is a Permitted Transferee. It is a condition to any Transfer by a Member (the “Transferring Member”) otherwise permitted hereunder that the transferee (i) agrees to become a party to, and be bound by the terms of, this Agreement to the same extent as the Transferring Member, and (ii) assumes by operation of law or express agreement all of the obligations of the Transferring Member under this Agreement or to which such Transferring Member is a party with respect to such Transferred Units or other Equity Interests in the Company. Notwithstanding the foregoing, any transferee of any Transferred Units or other Equity Interests in the Company shall be subject to any and all ownership limitations contained in this Agreement or any other agreement with the Company to which such Transferring Member is a party. Any transferee, whether or not admitted as a Member, shall take subject to the obligations of the transferor hereunder.

(b) In addition to any other restrictions on Transfer herein contained, including, without limitation, the provisions of this Article 8, any purported Transfer or assignment of a Unit or other Equity Interests in the Company by any Member made in the following events shall be void ab initio:

(i) to any Person who lacks the legal right, power or capacity to own Units;

(ii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code);

(iii) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101;

(iv) if such Transfer requires the registration of such Units pursuant to any applicable federal, state or foreign securities laws or would otherwise violate any federal, state or foreign securities laws or regulations applicable to the Company or the Units;

(v) unless waived by the Manager after consulting with tax counsel, if such Transfer would result in the Company being unable to satisfy at least one of the “lack of actual trading” safe harbor of Section 1.7704-1(j) of the Treasury Regulations or the “private placement” safe harbor of Section 1.7704-1(h) of the Treasury Regulations;

(vi) if such Transfer subjects the Company to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended;

(vii) if such Transfer may cause the Company to cease to be classified as a partnership for U.S. federal or state income tax purposes;

(viii) if such Transfer violates any applicable laws; or

(ix) if the Company does not receive written instruments (including without limitation, copies of any instruments of Transfer and such assignee’s consent to be bound by this Agreement as an assignee) that are in a form satisfactory to the Manager (in its sole and absolute discretion).

8.2 Substituted Members.

(a) No Member shall have the right to substitute a transferee as a Member in his or her place with respect to any Units or other Equity Interests in the Company so Transferred (including any transferee permitted by Section 8.1) unless (i) such Transfer is made in compliance with the terms of this Agreement and any other agreements with the Company or other Members to which such transferor Member is a party and (ii) such transferee assumes, by written instrument satisfactory to the Company pursuant to Section 8.l(b)(ix) above, all the rights and powers and is subject to all the restrictions and liabilities that were applicable to the transferor by virtue of the transferor’s ownership of the Units or other Equity Interests in the Company being Transferred.

(b) Except as provided in Section 8.2(c) and otherwise in this Agreement, a transferee who has been admitted as a Member in accordance with Section 8.2(a) shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement holding the same Units or other Equity Interests in the Company. The admission of any transferee as a Member shall be subject to the provisions of Section 3.1.

(c) In the event of a Transfer by KRH, the transferee shall not have the rights and powers of KRH under this Agreement unless the transferee is a Permitted Transferee of KRH prior to and following the Transfer.

8.3 Effect of Void Transfers. No Transfer of any Units owned by a Member in violation hereof shall be made or recorded on the books of the Company, and any such purported Transfer shall be void and of no effect.

ARTICLE 9

EXCHANGE RIGHT OF MEMBER

9.1 Exchange Right of a Member.

(a) Subject to compliance with the conditions to exchange set forth in this Article 9, beginning on December [ ], 2008, each Member (other than RHI Inc.) shall be entitled to exchange any or all of its Membership Units (the “Exchange Right”) for the consideration set forth in (b) and cause RHI Inc. to purchase such units for such consideration. A Member desiring to exercise its Exchange Right (the “Exchanging Member”) shall exercise such right by giving written notice (the “Exchange Notice”) to RHI Inc. The Exchange Notice shall specify the number of Membership Units (the “Exchanged Units”) that the Exchanging Member intends to have RHI Inc. acquire for the consideration set forth in Section 9.1(b) and a date, which is not less than seven (7) Business Days nor more than 10 Business Days after delivery of the Exchange Notice, on which exercise of the Exchange Right shall be completed (the “Exchange Date”). Unless the Exchanging Member has timely delivered a Retraction Notice as provided in Section 9.1(b), on the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date) (i) the Exchanging Member shall transfer and surrender the Exchanged Units to RHI Inc., free and clear of all liens and encumbrances, and (ii) RHI Inc. shall transfer to the Exchanging Member the consideration to which the Exchanging Member is entitled under Section 9.1(b).

(b) In exercising its Exchange Right, an Exchanging Member, at RHI Inc.’s option, shall be entitled to receive from RHI Inc. the Cash Amount, Shares with an aggregate RHI Market Price equal to the Cash Amount or a combination of cash and Shares with an aggregate RHI Inc. Market Price equal to the Cash Amount less cash to be received in the Exchange. Within three (3) Business Days of delivery of the Exchange Notice, RHI Inc. shall give written notice (the “Option Notice”) to the Exchanging Member of its intended settlement method; provided that if RHI Inc. does not timely deliver an Option Notice, RHI Inc. shall be deemed to have elected to pay the consideration entirely in Shares. If RHI Inc. elects to pay any amount of the consideration in cash, the Exchanging Member may retract its Exchange Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to RHI Inc.) within two (2) Business Days of delivery of the Option Notice. The timely delivery of a Retraction Notice shall terminate all of the Exchanging Member’s, Company’s and RHI Inc.’s rights and obligations under this Section 9.1 arising from the Exchange Notice.

(c) The number of Shares and the cash that an Exchanging Member is entitled to receive under Section 9.1(b) shall not be adjusted on account of any distributions previously made with respect to the Exchanged Units or dividends previously paid with respect to RHI Inc. common stock; provided, however, that if a Exchanging Member causes RHI Inc. to exchange Exchanged Units and the Exchange Date occurs subsequent to the record date for any distribution with respect to the Exchanged Units but prior to payment of such distribution, the Exchanging Member shall be entitled to receive such distribution with respect to the Exchanged Units on the date that it is made notwithstanding that the Exchanging Member transferred and surrendered the Exchanged Units to RHI Inc. prior to such date.

(d) Upon consummation of a closing of an Exchange contemplated by this Section 9.1, each Membership Unit transferred to RHI Inc. at such closing shall thereafter be registered in the name of RHI Inc. as a Membership Unit, and the Manager shall modify the register and Exhibit A to reflect such transfer. In the event that, as a result of an Exchange, KRH shall hold zero Membership Units, KRH shall cease to be a Member of the Company for any purpose under this Agreement or the Act.

(e) The parties shall report an Exchange consummated pursuant to this Section 9.1 as a taxable sale of Membership Units by KRH (or such other Exchanging Member) to RHI Inc. and no party shall take a contrary position on any tax return. At the time of an Exchange, the consideration paid for the Exchanged Units shall be allocated among the assets of the Company (and any subsidiary of the Company that is a flow-thru or disregarded entity for U.S. federal income tax purposes) in accordance with Sections 755 and 743(b) of the Code and the Treasury Regulations promulgated thereunder, as reasonably determined by the Manager.

9.2 Effect of Exercise of Exchange Right. This Agreement shall continue notwithstanding the exercise of an Exchanging Member’s Exchange Right and all governance or other rights set forth herein shall be exercised by the remaining Members and the Exchanging Member (to the extent of such Exchanging Member’s remaining Interest in the Company). No exercise of an Exchanging Member’s Exchange Right shall relieve such Exchanging Member of any prior breach of this Agreement.

ARTICLE 10

MISCELLANEOUS

10.1 Agreement to Cooperate; Further Assurances. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and Managers of the Company and each Member and their respective Affiliates shall execute such further documents (including assignments, acknowledgments and consents and other instruments of Transfer) and shall take such further action as shall be necessary or desirable to effect such Transfer and to otherwise carry out the purposes of this Agreement, in each case to the extent not inconsistent with applicable law.

10.2 Amendments. Except as otherwise expressly provided in this Agreement (including as provided in Sections 4.3(b)(vi) and 4.3(b)(xix)), amendments to this Agreement shall require a Majority Member Vote. Amendments to specified provisions require the additional consent of the Independent Directors of the Board of RHI Inc., as Manager. No amendment that would materially impair the voting power or economic rights of any Membership Units in relation to any other outstanding class of units may be made without the consent of a majority of the affected units. No amendment that would materially impair the voting power or economic rights of any member in relation to the other members may be made without the consent of the affected member.

10.3 Confidentiality. For a period of three years after the earlier of (x) the dissolution of the Company and the termination of this Agreement or (y) the date upon which such Member ceases to be a Member of the Company:

(a) (i) Each Member shall use and cause its Affiliates to use the same degree of care it uses to safeguard its own Confidential Information (as defined below) and to cause its and its Affiliates’ directors, officers, employees, agents and representatives to keep confidential all Confidential Information, including but not limited to Intellectual Property and other Proprietary Information of the other Members and the Company, and

  (ii) Each Member shall hold and shall cause its Affiliates to hold and shall cause its and its Affiliates’ directors, officers, employees, agents and representatives to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of counsel, by the requirements of law, all documents and information concerning any other party hereto furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (together with the information referred to in clause (i) above, the “Confidential Information”), except to the extent that any such information can be shown to have been (A) previously known by the party to which it is furnished lawfully and without breaching or having breached an obligation of such party or the disclosing party to keep such documents and information confidential, (B) in the public domain through no fault of the disclosing party, or (C) independently developed by the disclosing party without using or having used the Confidential Information.

(b) Each Member agrees that the Confidential Information of the Company shall only be disclosed in secrecy and confidence, and is to be maintained by them in secrecy and confidence subject to the terms hereof. Each Member shall (i) not, directly or indirectly, use the Confidential Information of the Company, except as necessary in the ordinary course of the Company’s business, or disclose the Confidential Information of the Company to any third party and (ii) inform all of its employees to whom the Confidential Information of the Company is entrusted or exposed of the requirements of this Section and of their obligations relating thereto.

(c) The Company shall preserve the confidentiality of all Confidential Information supplied by the Members and their Affiliates (“Member Information”) to the same extent that a Member must preserve the confidentiality of Confidential Information pursuant to Sections 10.3(a) and (b).

(d) Member Information shall not be supplied by the Company or its Subsidiaries to any Person who is not an employee of the Company or the Manager, including any employee of a Member who is not an employee of the Company or the Manager. Notwithstanding the foregoing, Member Information may be disclosed to authorized third-party contractors of the Company if the Company determines that such disclosure is reasonably necessary to further the business of the Company, and if such contractor executes a non-disclosure agreement preventing such contractor from disclosing such Member Information for the benefit of each provider of Member Information in a form reasonably acceptable to KRH. Member Information disclosed by any Member to the Company or the Manager shall not be shared with any other Member that is not the Manager without the disclosing Member’s written consent.

10.4 Injunctive Relief. The Company and each Member acknowledge and agree that a violation of any of the terms of this Agreement will cause the other Members and the Company, as the case may be, irreparable injury for which an adequate remedy at law is not available. Accordingly, it is agreed that each of the Members and the Company will be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled at law or, equity. Nothing stated herein shall limit any other remedies provided under this Agreement or available to the parties at law or in equity.

10.5 Successors, Assigns and Transferees. The provisions of this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and Permitted Transferees, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including but not limited to any creditor of the Company or its Subsidiaries, any right, benefit, or remedy of any nature by reason of this Agreement. An assignment of the rights, interests or obligations hereunder, including but not limited to an assignment by operation of law, shall be null and void unless a provision of this Agreement specifically provides otherwise or the Company gives its prior written consent therefor.

10.6 Notices. All notices, demands or other communications to be given under or by reason of this Agreement shall be in writing and shall be delivered by hand or sent by facsimile, electronic mail or nationally recognized overnight delivery service and shall be deemed given when received if delivered on a Business Day during normal business hours of the recipient or, if not so delivered, on the next Business Day following receipt. Notices to the Company or any Member shall be delivered to the Company or such Member as set forth in Exhibit A, as it may be revised from time to time. Any party to this Agreement may change its address or fax number for notices, demands and other communications under this Agreement by giving notice of such change to the other parties hereto in accordance with this Section 10.6.

10.7 Integration. This Agreement, together with the other Joint Venture Agreements and the documents referred to herein or therein, or delivered pursuant hereto or thereto, contain the exclusive entire and final understanding of the parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. Except as expressly set forth herein, this Agreement together with the other Joint Venture Agreements supersede all other prior agreements, discussions, negotiations, communications and understandings between the parties with respect to such subject matter hereof and thereof. No party has relied on any statement, representation, warranty, or promise not expressly contained in this Agreement or another Joint Venture Agreement in connection with this transaction.

10.8 Severability. If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, then such provision, paragraph, word, clause, phrase or sentence shall be deemed restated to reflect the original intention of the parties as nearly as possible in accordance with applicable law and the remainder of this Agreement. The legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof will not be in any way impaired, it being intended that all obligations, rights, powers and privileges of the Company and the Members will be enforceable to the fullest extent permitted by law. Upon such determination of invalidity, illegality or unenforceability, the Company and the Members shall negotiate in good faith to amend this Agreement to effect the original intent of the Members.

10.9 Counterparts. This Agreement may be executed in one or more counterparts and by different parties on separate counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page hereof to the other party.

10.10 Governing Law; Submission to Jurisdiction.

(a) This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

(b) Each party hereto agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Delaware or in New York, New York. Subject to the preceding sentence, each party thereto:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Delaware or New York, New York (and each appellate court located in Delaware or the State of New York) in connection with any such legal proceeding, including to enforce any settlement, order or award;

(ii) consents to service of process in any such proceeding in any manner permitted by the applicable laws of Delaware or the State of New York, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.6 is reasonably calculated to give actual notice, to the extent permitted by applicable law;

(iii) agrees that each state and federal court located in Delaware or New York, New York shall be deemed to be a convenient forum;

(iv) waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Delaware or New York, New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and

(v) agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the state and federal courts located in Delaware or New York, New York and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of Delaware or the State of New York or any other jurisdiction.

(c) In the event of any action or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party (as determined by the court) shall be entitled to payment by the non-prevailing party of all costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party, including any costs and expenses incurred in connection with any challenge to the jurisdiction or the convenience or propriety of venue of proceedings before any state or federal court located in Delaware or New York, New York.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

KRH INVESTMENTS LLC

By:
Name:
Title:

RHI ENTERTAINMENT, INC.

By:
Name:
Title:

Signature page – LLC Agreement

Exhibit A

Members and Units

Names and Addresses	Membership Units

KRH Investments LLC c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, NY 10022	9,900,000 Membership Units

Attention: General Counsel Fax: (212) 223-2379

with a copy to: Latham & Watkins LLP 885 Third Avenue New York, NY 10019 Attention: Raymond Y. Lin, Esq Fax: (212) 751-4864

RHI Entertainment, Inc. 1325 Avenue of the Americas, 21st Floor New York, NY 10019	[ ] Membership Units[1]

Attention: General Counsel Fax: (212) 977-3917

with a copy to: Latham & Watkins LLP 885 Third Avenue New York, NY 10019 Attention: Raymond Y. Lin, Esq Fax: (212) 751-4864

Totals:	[ ] Membership Units
______________

A-1

Exhibit B

Form of Membership Unit Certificate

B-1